Exhibit 99
For Immediate Issue
Issued By: James M. Gasior
Issue Date: August 1, 2008
Cortland Bancorp Reports Second Quarter Earnings
Cortland Bancorp reported, today, that company earned $805.0 thousand or $0.19 per share during the second quarter of 2008 compared with earnings of $1.057 million or $0.23 per share for the same quarter a year ago. Quarterly cash dividends were $0.22 per share and remained unchanged from the four previous quarterly dividend periods.
For the six month period ended June 30, 2008, Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp, reported that the Company earned $1.839 million as compared to the $2.159 million earned for the same six month period a year ago. Earnings per share registered at $0.42 compared to 2007 first half earnings of $0.47 per share.
The Company’s total assets at June 30, 2008 were $489.5 million compared to $485.6 million at the same quarter in 2007. Net loans of $226.9 million at June 30, 2008 represent more than a 6% increase from net loans of $213.6 million recorded at June 30, 2007. Total deposits at June 30, 2008 were $363.1 million compared to $371.8 million in total deposits recorded at the same six month period in 2007, as the Company reduced the dollar balances of more costly certificates of deposits.
As of June 30, 2008, the aggregate balance of problem loans accounted for on a non accrual basis totaled $2.028 million compared to $2.285 million at December 31, 2007 and $2.774 million at the same time in 2007. These amounts represent a non accrual to total loan ratio of 0.89% at June 30, 2008; 1.02% at December 31, 2007 and 1.29% at June 30, 2007.
The allowance for loan loss was $1.554 million at June 30, 2008 as compared to $1.621 million at year end 2007 and $2.041 million at the same six month period ended in 2007. As of June 30, 2008 the total allowance for loan loss to total loan ratio was 0.7%, remaining unchanged from the allowance to total loan ratio at December 31, 2007. The allowance for loan loss to total loan ratio was 0.9% at June 30, 2007. The amount of charged-offs of loans deemed uncollectible by management, net of recoveries of previously charged-off loans, totaled $457 thousand at June 30, 2008 compared to $460 thousand for the previous six month period ended December 31, 2007 and $170 thousand for the first six month period in 2007. Provisions for loan losses totaled $390 thousand for the six month period ended June 30, 2008 compared to $40 thousand for the previous six month period ended December 31, 2007. No provisions for loan loss were recorded for the first six month period in 2007.
Charge-offs of specific problem loans, as well as for smaller balance homogeneous loans, are recorded periodically during the year. The number of loan accounts and the amount of charge offs associated with account balances vary from period to period as loans are deemed uncollectible by management. The balance of the allowance for loan loss and provisions to the loan loss allowance are based on an assessment of the risk of loss and the amount of loss on loans within the loan portfolio. During the first six months of 2008, the amount charged to operations as a provision for loan loss was increased to account for the increase in charge-offs against the allowance, as well as an increase in loan balances recorded in the portfolio, expected losses on specific problem loans and several qualitative factors including factors specific to the local economy and to industries operating in the local market. The Company has allocated a portion of the allowance for a number of specific problem loans through the first six months of 2008, but has not experienced significant deterioration in any particular loan type including the residential real estate portfolio or the commercial loan portfolio, as has been reported by some other peer banking company’s, and accordingly the Company has not added any special provision for any particular loan type.

Mr. Fantauzzi indicated that quarterly comparison and overall financial results for the first six months of 2008 reflect an increase in depreciable expenses associated with the renovation and opening of a new full service office located in Middlefield, Ohio in May 2008 while in May 2007 a newly constructed office was opened in the village of Windham, Ohio. A recently constructed office in Brookfield, Ohio opened in June of 2008 replacing an older office operated in the same community since 1963. Additional costs associated with the Company’s Strategic Growth Plan, including personnel and expanded educational training, new information system software licensing costs and related maintenance expense have contributed to an overall 2% increase in non interest expenses during the first six months of 2008 as compared to the same period in 2007.
The Company’s Board of Directors approved a Stock Repurchase program in February of 2007 which permitted the Company to initially repurchase 100,000 shares of its outstanding common shares in the over-the-counter market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The Board of Directors authorized the repurchase of an additional 100,000 shares of its outstanding common stock in August 2007 and again in November 2007. The repurchase program will terminate either on February 28, 2009 or upon the purchase of the full 300,000 shares approved for repurchase, if earlier. Under the program, the Company repurchased 205,986 shares in 2007 and 36,817 shares in 2008, for a total of 242,803 shares. Based on the price of the Company’s stock at June 30, 2008, the commitment to repurchase the remaining 57,197 shares of stock was valued at approximately $0.7 million. Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula and Geauga in northeastern Ohio.
This earnings announcement presents a brief analysis of the asset and liability structure of the Company and a brief discussion of operations for each of the periods presented. This announcement may contain forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	June 30,	June 30,
	2008	2007
SUMMARY OF OPERATIONS
Total interest income	$6,844	$7,251
Total interest expense	3,051	3,495

Net interest income (NII)	3,793	3,756
Provision for loan losses	315	—

NII after loss provision	3,478	3,756
Total other income	748	765
Total other expense	3,257	3,206

Income before tax	969	1,315
Net income	$805	$1,057

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$0.19	$0.23
Cash dividends declared	0.22	0.22
Book value	9.58	10.98

BALANCE SHEET DATA
Assets	$489,470	$485,636
Investments	215,336	240,271
Net loans	226,857	213,624
Deposits	363,068	371,809
Borrowings	68,829	61,188
Subordinated Debt	5,155	—
Shareholders equity	42,036	49,259

ASSET QUALITY RATIOS
Underperforming assets (2) as a percentage of:
Total assets	0.55%	0.62%
Equity plus allowance for loan losses	6.23	5.89
Tier I capital	5.11	6.04

FINANCIAL RATIOS
Return on average equity	6.96%	8.16%
Return on average assets	0.66	0.86
Effective tax rate	16.90	19.62
Net interest margin ratio	3.44	3.38
(1) Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends.
Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends.
Book value per common share is based on shares outstanding at each period , adjusted retroactively for the stock dividends.
(2) Underperforming assets include non accrual loans, OREO and restructured loans.